EXHIBIT 2.5


                     RESCISSION OF ASSET PURCHASE AGREEMENT

RESCISSION OF ASSET PURCHASE AGREEMENT, dated as of December 13, 2005 (the "Original Agreement") between Advanced Safety Management Ltd. ("ASM), Scott Chisholm ("Chisholm") and Securac Inc. ("Securac") (collectively, the "parties").

                                   WITNESSETH

      WHEREAS the parties have entered into the Original Agreement as of the 13th day of December, 2005 (the "Original Closing Date") pursuant to which Securac purchased all of the property and assets used in connection with or otherwise relating to the business of ASM and Chisholm;

      AND WHEREAS the parties, by mutual consent, have agreed to rescind the terms and conditions of the Original Agreement on the terms set out herein;

      AND WHEREAS the parties wish to be restored to the status quo ante and the relative positions that they would have occupied had no contract been made.

      NOW THEREFORE in consideration of these recitals, the Original Agreement is hereby rescinded and abrogated. This Rescission shall be effective on April 30, 2006 or as soon thereafter as practicable, as follows:

1. RETURN OF PROPERTY. Each of the parties to this Rescission agrees to return any stock certificates or any other tangible or intangible personal property that was exchanged pursuant to the negotiations over the Original Agreement and the terms and conditions thereunder, and to take whatever steps are necessary to return the stock certificates or other property to the transferor. Securac hereby acknowledges that such stock certificates have not been issued as of the date of this Rescission, and shall cancel and recall any direction to their transfer agent contemporaneously with the execution of this Rescission.

2. ACCUMULATED LOSS. ASM shall pay to Securac the sum of $55,067.86, which is the accumulated loss to date from the Original Closing Date of the operations of the ASM division, contemporaneously with the execution of this Rescission.

3. MUTUAL RELEASE. Each of the parties, for and on behalf of themselves, and their respective officers, directors, employees, managers, affiliates, insurers, attorneys, successors, representatives, contractors, agents, and assigns hereby fully, irrevocably, and unconditionally forever mutually release and discharge each of the other parties hereto, and all of their respective officers, directors, employees, managers, affiliates, insurers, agents, attorneys, representatives, contractors, successors, and assigns, and each of them, from and against any and all actions, causes of action, claims, judgments, liabilities, obligations, claims for compensation, demands, costs, fees, and expenses of whatever kind or nature, including, without limitation, attorneys' fees and costs, whether known or unknown, foreseen or unforeseen, related in any way, directly or indirectly, to the Original Agreement. Notwithstanding any other provision of this Rescission, the releases contained herein shall not limit, affect, or apply to any of the parties' obligations under this Rescission.

4. MUTUAL CONTRIBUTION. This Rescission has been drafted on the basis of mutual contribution of language and is not to be construed against any parties hereto as being the drafter or causing the same to be drafted.

5. FURTHER ASSURANCES. The parties agree to cooperate with one another with respect to the completion of the transactions contemplated by this Rescission and to take such reasonable actions and execute such other documents as the other party may reasonably require to carry out the intent of this Rescission.

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6.    COVENANT OF NON-DISPARAGEMENT.  The parties hereby covenant and agree that each  shall  not  make,  at any time or place,  any  disparaging  remarks, verbally or in writing, concerning any of the parties' actions or perceived omissions, regarding any matter connected with the Original Agreement or otherwise take any action that would disparage or cast doubt upon the business acumen or judgment of any other party. Each party
      understands  and  acknowledges   that  each  other  party's  business  and
      reputation are of special, unique, and extraordinary character, which gives them a particular value, the loss of which cannot reasonably be compensated in damages in an action at law. Accordingly, each party further agrees that in addition to any other rights or remedies that any other party may possess at law, any aggrieved party shall be entitled to injunctive and other equitable relief in order to prevent or remedy a breach of the provisions of this Section 6 by any other party hereto.

7. NO ASSIGNMENT. The parties to this Rescission represent and warrant that they or their affiliated persons or entities have not assigned or transferred any claims or any interest therein or authorized any other person or entity to assert any claim or claims on its or their behalf with respect to the subject matter of this Rescission.

8. COMPREHENSIVE NATURE OF RESCISSION. The parties to this Rescission understand and expressly agree that this Rescission is completely comprehensive, and extends to all claims of every nature and kind whatsoever arising out of any matter related to the Original Agreement, known or unknown, foreseen or unforeseen, suspected or unsuspected, including, but not limited to, any and all claims under Alberta or British Columbia or other province's statutes, common law, or case law, or federal law, and any other claim of any type whatsoever.

9. GOVERNING LAW, VENUE, AND JURISDICTION. This Rescission and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Province of Alberta, except insofar as the internal law of any other jurisdiction shall specifically and mandatorily apply to any of the transactions contemplated thereby. The parties hereby agree that all litigation resulting under this Rescission shall be under the sole and exclusive jurisdiction of the Province of Alberta, and the parties hereby submit to exclusive jurisdiction and venue thereunder.

10. COUNTERPARTS AND FACSIMILE EXECUTION. This Rescission may be executed in two (2) or more counterparts and via facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. If the Agreement is executed via facsimile transmission the party so executing the Agreement shall forward an original executed document to the other parties as soon as possible.

11. BINDING EFFECT. This Rescission and all provisions herein shall be binding on and inure to the benefit and detriment of the parties and their respective legal representatives, successors and assigns.

12. ENTIRE AGREEMENT; MODIFICATION. This written Agreement represents and contains the entire understanding between the parties hereto in connection with the subject matter of this Rescission. This Rescission shall not be altered or varied except in writing duly executed by the parties hereto affected. There are no other agreements, restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter.

13. REPRESENTATION. The parties to this Rescission represent that they have carefully read this Rescission and particularly its provisions that this is a mutual full and complete release of all claims, that it has been fully explained to each party by competent counsel of each party's own independent selection, that each party fully understands its final and binding effect, that each party needs no further time to consider this Rescission, that the only promises made to induce each party to sign this Rescission are those stated hereinabove, and that each party is signing this Rescission voluntarily and with the full intent that this is a full and final settlement and mutual release of all claims with covenant of non-disparagement.


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14.   ATTORNEYS'  FEES.  The  prevailing  party  in any  proceeding  brought  to interpret or enforce the provisions of this Rescission, or for damages for any alleged breach, shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its, her or his rights hereunder.

15. REPRESENTATION OF AUTHORITY. Each individual executing this Rescission on behalf of himself, herself, or limited liability company, corporation, or other legal entity represents and warrants that he or she has all requisite right, power, and authority to do so and to bind such person or entity to each and all of the terms hereof.

16.   SEVERABILITY.   If  any  provision  of  this   Rescission  is  invalid  or
      unenforceable, the balance of this Rescission shall remain in effect.


ADVANCED SAFETY MANAGEMENT LTD.                 SECURAC INC.


Per:/s/ Scott Chisholm                    Per:  /s/ Paul James Hookham
    -----------------------------------         --------------------------------
    Name:    Scott Chisholm                     Name:   Paul James Hookham
    Title:   President                          Title:  Chief Financial Officer
    Date:                                       Date:

SIGNED,  SEALED &  DELIVERED  on
the   ________________   day  of
___________________, 2006 in the
presence of                                     /s/ Scott Chisholm
                                                --------------------------------
                                                SCOTT CHISHOLM


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